Exhibit 107

Calculation of filing Fee Tables

Form S-8

(Form Type)

The TJX Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Debt	Deferred Compensation Obligations (1)	Other	$200,000,000	100%	$200,000,000(2)	0.0000927	$18,540

Equity	Common Stock, par value $1.00 per share	Rule 457(h)	27,000,000(3)	$64.11(4)	$1,730,835,000(4)	0.0000927	$160,449
Total Offering Amounts					$1,930,835,000		$178,989
Total Fee Offsets					—	—	—

Net Fees Due							$178,989

(1)

The Deferred Compensation Obligations include general unsecured obligations of The TJX Companies, Inc. (the “Company”) to pay up to $200,000,000 of deferred compensation from time to time in the future in accordance with the terms of The TJX Companies, Inc. Executive Savings Plan (the “ESP”).

(2)

Solely for the purposes of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the ESP.

(3)

Represents shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable under The TJX Companies, Inc. Stock Incentive Plan, as amended and restated. In addition, pursuant to Rule 416(a) promulgated under the Securities Act, this registration statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sale price of the Company’s Common Stock, as reported on the New York Stock Exchange on August 24, 2022.